EXHIBIT 23.4

CONSENT OF CUSHMAN & WAKEFIELD, INC.

We hereby consent to the use of our name in this Amendment No. 1 to Registration Statement No. 333-218138 of Albertsons Companies, LLC (the “Registration Statement”), and to the references to information contained in Cushman & Wakefield, Inc. appraisals wherever appearing in the Registration Statement.

/s/ George J. Rago
Name: George J. Rago
Title: Executive Managing Director

Cushman & Wakefield, Inc.

New York, New York 10104

June 12, 2017